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                                                                    EXHIBIT 24.2

The Board of Directors
Diamond Technology Partners Incorporated:

We consent to incorporation by reference in the registration statements (No. 333-31943 and No. 333-31965) on Form S-8 of Diamond Technology Partners Incorporated of our reports dated April 17, 1998, relating to the consolidated balance sheets of Diamond Technology Partners Incorporated and subsidiary as of March 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1998, and the related schedule, which reports appear in the March 31, 1998 annual report on Form 10-K of Diamond Technology Partners Incorporated.



                                           KPMG Peat Marwick LLP


Chicago, Illinois
June 23, 1998